Exhibit 99.1

               DICK CLARK, CHAIRMAN OF THE BOARD, AND DICK LUBIC,
                  PRESIDENT, OF DDD CABLEVISION, LTD., ANNOUNCE
                   THE COMPLETION OF MERGER WITH INFO AMERICA
                               CORPORATION (IFOA)


LOS ANGELES, June 7 -- DDD Cablevision, Ltd. a cable company operating in Kern County, California and privately owned by Dick Clark and Dick Lubic, announced today that it has completed its merger with the publicly owned Info America Corporation ("IFOA"). IFOA, a fully reporting Nasdaq Corp. (OTC Bulletin Board:
IFOA) will have a newly constituted board of directors headed by Mr. Clark as chairman and will seek a name change to Americas International Communications Inc. ("Americas").

Dick Lubic, to be named President of Americas, anticipates that in addition to the Kern County System, the company is planning to expand into the city of Tehachapi, California and its environs as well as into La Paz and Los Cabos and is exploring other opportunities in Tijuana and Mexicali, all in Baja California.

Mr. Lubic stated that telecommunications will soon encompass high speed data transmission, telephony, security systems, the Internet and cable television with multi-channel video capacity. "The cable television industry is expected to be the dominant provider of consumer TV, the Internet and phone service in the next decade," he said.

Mr. Lubic concluded by stating that the Mexican Market represents a tremendous opportunity, and along with a burgeoning Hispanic population in Southern California, the company's future appears quite promising.

 For further information about the company, please call Dick Lubic at 1-800-626-8282.